Exhibit 99.1

MEDALIST DIVERSIFIED REIT, INC. ANNOUNCES COMMON STOCK DIVIDEND OF

$0.0675 PER SHARE

RICHMOND, VA, April 4, 2025--(BUSINESS WIRE)--Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the "Company" or "Medalist"), announced today that its Board of Directors has authorized and the Company has declared a quarterly dividend on its common stock (the "Common Stock") in the amount of $0.0675 per share (the "Dividend"). The Dividend will be payable in cash on April 22, 2025 to holders of record of the Common Stock as of April 17, 2025.

Medalist specializes in acquiring, owning and managing commercial real estate in the U.S and has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes.

Contacts

Brent Winn
Medalist Diversified REIT, Inc.
bwinn@medalistreit.com